Exhibit 12.1

Statement Re Computation Of Ratios

This schedule contains financial information extracted from the Registrant's Financial Statements as of December 31, 2008 and 2007 and is qualified in its entirety by reference to such Financial Statements:

	December 31, 2008	December 31, 2007
Current Ratio:

The ratio of current assets divided by current liabilities -

Current assets (numerator)	$10,350,195	$10,722,669
Current liabilities (denominator)	11,366,428	6,358,755

Current ratio	(1.1)	1.7

Working Capital:

Current Assets minus Current Liabilities

Current assets	$10,350,195	$10,722,669
Current liabilities	11,366,428	6,358,755

Working Capital	(1,016,233)	4,363,914